Exhibit 99.1
Enphase Energy Reports Financial Results for the Fourth Quarter of 2024
FREMONT, Calif., Feb. 4, 2025 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the fourth quarter of 2024, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $382.7 million in the fourth quarter of 2024, along with 53.2% for non-GAAP gross margin. We shipped approximately 2.01 million microinverters, or 878.0 megawatts DC, and 152.4 megawatt hours of IQ® Batteries.
Financial highlights for the fourth quarter of 2024 are listed below:
•Strong U.S. manufacturing: shipped 1.69 million microinverters and 6.7 megawatt hours of IQ Batteries
•Quarterly revenue of $382.7 million
•GAAP gross margin of 51.8%; non-GAAP gross margin of 53.2% with net IRA benefit
•Non-GAAP gross margin of 39.7%, excluding net IRA benefit of 13.5%
•GAAP operating income of $54.8 million; non-GAAP operating income of $120.4 million
•GAAP net income of $62.2 million; non-GAAP net income of $125.9 million
•GAAP diluted earnings per share of $0.45; non-GAAP diluted earnings per share of $0.94
•Free cash flow of $159.2 million; ending cash, cash equivalents, restricted cash and marketable securities of $1.72 billion
Our revenue and earnings for the fourth quarter of 2024 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q4 2024	Q3 2024	Q4 2023	Q4 2024	Q3 2024	Q4 2023
Revenue	$382,713	$380,873	$302,570	$382,713	$380,873	$302,570
Gross margin	51.8%	46.8%	48.5%	53.2%	48.1%	50.3%
Operating expenses	$143,489	$128,383	$156,893	$83,322	$81,612	$86,551
Operating income (loss)	$54,804	$49,788	$(10,231)	$120,434	$101,411	$65,587
Net income	$62,160	$45,762	$20,919	$125,862	$88,402	$73,474
Basic EPS	$0.46	$0.34	$0.15	$0.94	$0.65	$0.54
Diluted EPS	$0.45	$0.33	$0.15	$0.94	$0.65	$0.54
Our revenue and earnings for the fiscal year 2024 are provided below, compared with the prior year:
(In thousands, except per share and percentage data)

	GAAP		Non-GAAP
	FY 2024	FY 2023	FY 2024	FY 2023
Revenue	$1,330,383	$2,290,786	$1,330,383	$2,290,786
Gross margin	47.3%	46.2%	48.9%	47.1%
Operating expenses	$551,846	$612,647	$329,227	$382,115
Operating income	$77,292	$445,741	$321,919	$697,210
Net income	$102,658	$438,936	$321,044	$613,241
Basic EPS	$0.76	$3.22	$2.37	$4.50
Diluted EPS	$0.75	$3.08	$2.37	$4.41

Total revenue for the fourth quarter of 2024 was $382.7 million, compared to $380.9 million in the third quarter of 2024. Our revenue in the United States for the fourth quarter of 2024 increased approximately 6%, compared to the third quarter. The increase in revenue was due to higher microinverter sales. Our revenue in Europe decreased approximately 25% for the fourth quarter of 2024, compared to the third quarter. The decline in revenue was the result of a further softening in European demand.
Our non-GAAP gross margin was 53.2% in the fourth quarter of 2024, compared to 48.1% in the third quarter. Our non-GAAP gross margin, excluding net IRA benefit, was 39.7% in the fourth quarter of 2024, compared to 38.9% in the third quarter.
Our non-GAAP operating expenses were $83.3 million in the fourth quarter of 2024, compared to $81.6 million in the third quarter. The increase was driven by higher R&D expense on new products. Our non-GAAP operating income was $120.4 million in the fourth quarter of 2024, compared to $101.4 million in the third quarter.
We exited the fourth quarter of 2024 with $1.72 billion in cash, cash equivalents, restricted cash and marketable securities and generated $167.3 million in cash flow from operations in the fourth quarter. Our capital expenditures were $8.1 million in the fourth quarter of 2024, compared to $8.5 million in the third quarter of 2024.
In the fourth quarter of 2024, we repurchased 2,883,438 shares of our common stock at an average price of $69.25 per share for a total of approximately $199.7 million. We also spent approximately $5.0 million by withholding shares to cover taxes for employee stock vesting that reduced the diluted shares by 68,532 shares.
We shipped 152.4 megawatt hours of IQ Batteries in the fourth quarter of 2024, compared to 172.9 megawatt hours in the third quarter. More than 10,300 installers worldwide are certified to install our IQ Batteries, compared to more than 9,000 installers worldwide in the third quarter of 2024.
During the fourth quarter of 2024, we shipped approximately 1.69 million microinverters from our contract manufacturing facilities in the United States that we booked for 45X production tax credits. We also expanded our higher domestic content product offerings, and shipped our IQ8HC™ Microinverters, IQ8X™ Microinverters, IQ8P-3P™ Commercial Microinverters, and IQ® Battery 5Ps, all with higher domestic content than previous models and produced at our contract manufacturing facilities in the United States.
During the fourth quarter of 2024, we made great strides with the IQ® Meter Collar, fourth-generation IQ Battery, and new IQ® Combiner products. We launched the IQ® PowerPack 1500, a 1.5 kWh smart, portable energy system for home, work, and on-the-go use. In Europe, we introduced the IQ® EV Charger 2, a next-generation smart charger that integrates with our solar and battery systems seamlessly or works as a standalone. In January 2025, we began shipping the IQ® Battery 5P™ with FlexPhase to Germany, Austria, and Switzerland, delivering reliable backup power for both single- and three-phase installations.
BUSINESS HIGHLIGHTS
On Jan. 30, 2025, Enphase Energy announced that it is expanding in Southeast Asia by entering the solar markets in Vietnam and Malaysia with IQ8P™ Microinverters.
On Jan. 27, 2025, Enphase Energy announced integration with Octopus Energy’s smart tariffs in the UK, such as “Intelligent Octopus Flux” (IO Flux), which can help customers save money on electricity bills.
On Jan. 23, 2025, Enphase Energy announced that its IQ8™ Microinverters for residential and commercial applications, are now in compliance with the Build America, Buy America (BABA) Act.
On Jan. 13, 2025, Enphase Energy announced shipments of its most powerful and versatile battery yet, the IQ Battery 5P with FlexPhase, for customers in Germany, Austria, and Switzerland. With reliable backup power and support for single- and three-phase systems, it offers unmatched flexibility for home energy needs.
On Jan. 9, 2025, Enphase Energy announced that it is expanding into Latin America with IQ8P Microinverters, bringing solar solutions to Colombia, Panama, and Costa Rica for residential and commercial use.
On Jan. 7, 2025, Enphase Energy announced that IQ8 Microinverters were selected for a 2.2 MW solar project at the Belgoprocess radioactive waste facility in Dessel, Belgium.

On Dec. 17, 2024, Enphase Energy announced initial shipments of its most powerful home battery to-date, the IQ Battery 5P, for customers in India.
On Dec. 5 and Dec. 9, 2024, Enphase Energy announced collaborations with two energy providers in the Netherlands, Frank Energie and NextEnergy, to enable participation in the grid imbalance energy marketplace.
On Dec. 3, 2024, Enphase Energy announced the launch of Busbar Power Control software that empowers homeowners to install larger solar and battery systems without costly main electrical panel upgrades.
On Nov. 11, 2024, Enphase Energy announced an AI-powered do-it-yourself (DIY) permitting feature on Solargraf®, to automate the complex solar permitting process for installers in the USA.
On Nov. 4, 2024, Enphase Energy announced the launch of its most powerful Enphase Energy System to-date, featuring the IQ Battery 5P and IQ8 Microinverters, for customers in Romania.
FIRST QUARTER 2025 FINANCIAL OUTLOOK
For the first quarter of 2025, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $340.0 million to $380.0 million, which includes shipments of 150 to 170 megawatt hours of IQ Batteries. The first quarter of 2025 financial outlook includes approximately $50.0 million of safe harbor revenue. We define safe harbor revenue as any sales made to customers who plan to install the inventory over more than one year.
•GAAP gross margin to be within a range of 46.0% to 49.0% with net IRA benefit
•Non-GAAP gross margin to be within a range of 48.0% to 51.0% with net IRA benefit and 38.0% to 41.0% excluding net IRA benefit. Non-GAAP gross margin excludes stock-based compensation expense and acquisition related amortization
•Net IRA benefit to be within a range of $36.0 million to $39.0 million based on estimated shipments of 1,200,000 units of U.S. manufactured microinverters
•GAAP operating expenses to be within a range of $143.0 million to $147.0 million
•Non-GAAP operating expenses to be within a range of $81.0 million to $85.0 million, excluding $62.0 million estimated for stock-based compensation expense, acquisition related expenses and amortization, restructuring and asset impairment charges
For 2025, GAAP and non-GAAP annualized effective tax rate with IRA benefit, excluding discrete items, is expected to be within a range of 17.0% to 19.0%.
Follow Enphase Online
•Read the Enphase blog.
•Follow @Enphase on X (formerly Twitter).
•Visit us on Facebook and LinkedIn.
•Watch Enphase videos on YouTube.
Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), net IRA benefit, and free cash flow.

These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents expenses incurred related to Enphase Energy’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment charges due to the nature of the expenses being unusual and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs, accelerated stock-based compensation expense and asset write-downs of property and equipment and acquired intangible assets, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.
Non-GAAP net income per share, diluted. Enphase Energy excludes the dilutive effect of in-the-money portion of convertible senior notes as they are covered by convertible note hedge transactions that reduce potential dilution to our common stock upon conversion of the Notes due 2025, Notes due 2026, and Notes due 2028, and includes the dilutive effect of employee’s stock-based awards and the dilutive effect of warrants. Enphase Energy believes these adjustments provide useful supplemental information to the ongoing financial performance.
Net IRA benefit. This item represents the advanced manufacturing production tax credit (AMPTC) from the IRA for manufacturing microinverters in the United States, partially offset by the incremental manufacturing cost incurred in the United States relative to manufacturing in Mexico, India, and China. The AMPTC is accounted for by Enphase Energy as an income-based government grants that reduces cost of revenues in the condensed consolidated statements of operations.
Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.

Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its fourth quarter 2024 results and first quarter 2025 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at https://investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (877) 344-7529; replay access code 3831590, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its first quarter of 2025 financial outlook, including revenue, shipments of IQ Batteries by megawatt hours, gross margin with net IRA benefit and excluding net IRA benefit, estimated shipments of U.S. manufactured microinverters, operating expenses, and annualized effective tax rate with IRA benefit; its expectations regarding the expected net IRA benefit; its expectations on the timing and introduction of new products and updates to existing products, including the IQ Meter Collar, fourth-generation IQ Battery, and new IQ Combiner products; its expectations regarding higher domestic content product offerings; and the capabilities, advantages, features, and performance of its technology and products. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at https://investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped approximately 80.0 million microinverters, and approximately 4.7 million Enphase-based systems have been deployed in more than 160 countries. For more information, visit https://enphase.com.
© 2025 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ8, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net revenues	$382,713	$380,873	$302,570	$1,330,383	$2,290,786
Cost of revenues	184,420	202,702	155,908	701,245	1,232,398
Gross profit	198,293	178,171	146,662	629,138	1,058,388
Operating expenses:
Research and development	50,390	47,843	55,291	201,315	227,336
Sales and marketing	51,799	49,671	53,409	206,552	231,792
General and administrative	31,901	30,192	33,379	130,825	137,835
Restructuring and asset impairment charges	9,399	677	14,814	13,154	15,684
Total operating expenses	143,489	128,383	156,893	551,846	612,647
Income (loss) from operations	54,804	49,788	(10,231)	77,292	445,741
Other income, net
Interest income	18,417	19,977	20,493	77,306	69,728
Interest expense	(2,252)	(2,237)	(2,268)	(8,905)	(8,839)
Other income (expense), net	(1,270)	(16,785)	4,233	(25,534)	6,509
Total other income, net	14,895	955	22,458	42,867	67,398
Income before income taxes	69,699	50,743	12,227	120,159	513,139
Income tax (provision) benefit	(7,539)	(4,981)	8,692	(17,501)	(74,203)
Net income	$62,160	$45,762	$20,919	$102,658	$438,936
Net income per share:
Basic	$0.46	$0.34	$0.15	$0.76	$3.22
Diluted	$0.45	$0.33	$0.15	$0.75	$3.08
Shares used in per share calculation:
Basic	133,815	135,329	136,092	135,167	136,376
Diluted	138,128	139,914	139,205	140,004	143,290

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$369,110	$288,748
Restricted cash	95,006	—
Marketable securities	1,253,480	1,406,286
Accounts receivable, net	223,749	445,959
Inventory	165,004	213,595
Prepaid expenses and other assets	220,735	88,930
Total current assets	2,327,084	2,443,518
Property and equipment, net	147,514	168,244
Operating lease, right of use asset, net	24,617	19,887
Intangible assets, net	42,398	68,536
Goodwill	211,571	214,562
Other assets	180,925	215,895
Deferred tax assets, net	315,567	252,370
Total assets	$3,249,676	$3,383,012
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,032	$116,164
Accrued liabilities	196,887	261,919
Deferred revenues, current	237,225	118,300
Warranty obligations, current	34,656	36,066
Debt, current	101,291	—
Total current liabilities	660,091	532,449
Long-term liabilities:
Deferred revenues, non-current	341,982	369,172
Warranty obligations, non-current	158,233	153,021
Other liabilities	55,265	51,008
Debt, non-current	1,201,089	1,293,738
Total liabilities	2,416,660	2,399,388
Total stockholders’ equity	833,016	983,624
Total liabilities and stockholders’ equity	$3,249,676	$3,383,012

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Cash flows from operating activities:
Net income	$62,160	$45,762	$20,919	$102,658	$438,936
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,665	20,103	20,841	81,389	74,708
Net accretion of discount on marketable securities	(7,490)	(2,904)	(2,950)	(8,599)	(15,561)
Provision for doubtful accounts	2,206	2,704	(129)	6,677	1,153
Asset impairment	4,702	17,568	9,700	28,843	10,603
Non-cash interest expense	2,188	2,173	2,126	8,650	8,380
Net loss (gain) from change in fair value of debt securities	(3,697)	741	(2,670)	(1,967)	(8,078)
Stock-based compensation	51,830	45,940	55,222	211,360	212,857
Deferred income taxes	(30,675)	(5,276)	(5,053)	(58,319)	(43,348)
Changes in operating assets and liabilities:
Accounts receivable	2,684	49,414	105,771	211,640	(12,478)
Inventory	(6,167)	17,231	(39,481)	48,591	(63,887)
Prepaid expenses and other assets	(16,487)	(64,149)	(2,401)	(134,343)	(59,777)
Accounts payable, accrued and other liabilities	(27,396)	32,088	(139,277)	(85,536)	(22,149)
Warranty obligations	8,657	7,053	221	3,802	57,641
Deferred revenues	104,112	1,690	12,611	98,847	117,780
Net cash provided by operating activities	167,292	170,138	35,450	513,693	696,780
Cash flows from investing activities:
Purchases of property and equipment	(8,064)	(8,533)	(20,075)	(33,604)	(110,401)
Purchases of marketable securities	(93,138)	(319,190)	(337,757)	(1,184,649)	(2,081,431)
Maturities and sale of marketable securities	351,843	215,241	433,869	1,346,520	1,840,477
Investments in private companies	—	—	—	—	(15,000)
Net cash provided by (used in) investing activities	250,641	(112,482)	76,037	128,267	(366,355)
Cash flows from financing activities:
Partial settlement of convertible notes	—	(5)	—	(7)	—
Repurchase of common stock	(199,666)	(49,794)	(99,998)	(391,364)	(409,998)
Payment of excise tax on net stock repurchases	(2,773)	—	—	(2,773)	—
Proceeds from issuance of common stock under employee equity plans	4,719	14	12,555	12,688	13,870
Payment of withholding taxes related to net share settlement of equity awards	(5,012)	(6,286)	(27,546)	(78,813)	(120,646)
Net cash used in financing activities	(202,732)	(56,071)	(114,989)	(460,269)	(516,774)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7,410)	2,638	2,175	(6,323)	1,853
Net increase (decrease) in cash and cash equivalents and restricted cash	207,791	4,223	(1,327)	175,368	(184,496)
Cash and cash equivalents—Beginning of period	256,325	252,102	290,075	288,748	473,244
Cash, cash equivalents and restricted cash—End of period	$464,116	$256,325	$288,748	$464,116	$288,748

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Gross profit (GAAP)	$198,293	$178,171	$146,662	$629,138	$1,058,388
Stock-based compensation	3,678	2,948	3,582	14,538	13,357
Acquisition related amortization	1,784	1,904	1,894	7,469	7,580
Gross profit (Non-GAAP)	$203,755	$183,023	$152,138	$651,145	$1,079,325

Gross margin (GAAP)	51.8%	46.8%	48.5%	47.3%	46.2%
Stock-based compensation	0.9	0.8	1.2	1.0	0.6
Acquisition related amortization	0.5	0.5	0.6	0.6	0.3
Gross margin (Non-GAAP)	53.2%	48.1%	50.3%	48.9%	47.1%

Operating expenses (GAAP)	$143,489	$128,383	$156,893	$551,846	$612,647
Stock-based compensation (1)	(47,884)	(42,992)	(51,640)	(196,554)	(199,500)
Acquisition related expenses and amortization	(2,884)	(3,102)	(3,888)	(12,911)	(15,317)
Restructuring and asset impairment charges(1)	(9,399)	(677)	(14,814)	(13,154)	(15,715)
Operating expenses (Non-GAAP)	$83,322	$81,612	$86,551	$329,227	$382,115

(1) Includes stock-based compensation as follows:
Research and development	$20,951	$19,790	$23,839	$85,501	$88,367
Sales and marketing	15,893	14,237	16,472	65,092	65,703
General and administrative	11,041	8,965	11,329	45,962	45,430
Restructuring and asset impairment charges	267	—	—	267	—
Total	$48,152	$42,992	$51,640	$196,822	$199,500

Income (loss) from operations (GAAP)	$54,804	$49,788	$(10,231)	$77,292	$445,741
Stock-based compensation	51,563	45,940	55,222	211,093	212,857
Acquisition related expenses and amortization	4,668	5,006	5,782	20,380	22,897
Restructuring and asset impairment charges	9,399	677	14,814	13,154	15,715
Income from operations (Non-GAAP)	$120,434	$101,411	$65,587	$321,919	$697,210

Net income (GAAP)	$62,160	$45,762	$20,919	$102,658	$438,936
Stock-based compensation	51,563	45,940	55,222	211,093	212,857
Acquisition related expenses and amortization	4,668	5,006	5,782	20,380	22,897
Restructuring and asset impairment charges	9,399	677	14,814	13,154	15,715
Non-cash interest expense	2,188	2,173	2,126	8,650	8,380
Non-GAAP income tax adjustment	(4,116)	(11,156)	(25,389)	(34,891)	(85,544)
Net income (Non-GAAP)	$125,862	$88,402	$73,474	$321,044	$613,241

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income per share, basic (GAAP)	$0.46	$0.34	$0.15	$0.76	$3.22
Stock-based compensation	0.39	0.34	0.40	1.56	1.56
Acquisition related expenses and amortization	0.03	0.04	0.08	0.15	0.17
Restructuring and asset impairment charges	0.07	0.01	0.11	0.10	0.12
Non-cash interest expense	0.02	0.02	0.02	0.06	0.06
Non-GAAP income tax adjustment	(0.03)	(0.10)	(0.22)	(0.26)	(0.63)
Net income per share, basic (Non-GAAP)	$0.94	$0.65	$0.54	$2.37	$4.50

Shares used in basic per share calculation GAAP and Non-GAAP	133,815	135,329	136,092	135,167	136,376

Net income per share, diluted (GAAP)	$0.45	$0.33	$0.15	$0.75	$3.08
Stock-based compensation	0.39	0.33	0.39	1.56	1.57
Acquisition related expenses and amortization	0.04	0.04	0.08	0.15	0.16
Restructuring and asset impairment charges	0.07	0.01	0.10	0.10	0.11
Non-cash interest expense	0.02	0.02	0.01	0.06	0.06
Non-GAAP income tax adjustment	(0.03)	(0.08)	(0.19)	(0.26)	(0.57)
Net income per share, diluted (Non-GAAP) (2)	$0.94	$0.65	$0.54	$2.37	$4.41

Shares used in diluted per share calculation GAAP	138,128	139,914	139,205	140,004	143,290
Shares used in diluted per share calculation Non-GAAP	134,053	135,839	137,187	135,641	139,214

Income-based government grants (GAAP)	$68,040	$46,552	$32,887	$157,538	$53,470
Incremental cost for manufacturing in U.S.	(16,123)	(11,396)	(7,112)	(38,351)	(11,603)
Net IRA benefit (Non-GAAP)	$51,917	$35,156	$25,775	$119,187	$41,867

Net cash provided by operating activities (GAAP)	$167,292	$170,138	$35,450	$513,693	$696,780
Purchases of property and equipment	(8,064)	(8,533)	(20,075)	(33,604)	(110,401)
Free cash flow (Non-GAAP)	$159,228	$161,605	$15,375	$480,089	$586,379

(2)    Calculation of non-GAAP diluted net income per share for the year ended December 31, 2023 excludes convertible Notes due 2023 interest expense, net of tax of less than $0.1 million from non-GAAP net income.